Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations: Mel Stephens VP — IR and Corporate Communications (248) 447-1624

Media: Andrea Puchalsky Director — Corporate Communications (248) 447-1651

Lear Corporation Posts Record Net Sales;
Customer-Focused Strategy Driving Success

     Southfield, Mich., April 16, 2003 — Lear Corporation [NYSE: LEA], the world’s largest automotive interior systems supplier, today reported financial results for the first quarter of 2003.

First-Quarter Highlights:

•	Record net sales of $3.9 billion, up 10%

•	Net income of $1.01 per share, up 44% from prior year’s comparable basis

•	Strong cash flow used to reduce debt

•	Recognized as a 2002 “Supplier of the Year” by General Motors

•	Received three World Excellence Awards from Ford Motor Company

•	Ranked as America’s Most Admired Company in the Motor Vehicle Parts Industry by Fortune® Magazine

     For the first quarter of 2003, Lear posted record net sales of $3.9 billion, operating income of $161.9 million and net income of $67.9 million, or $1.01 per share. These results compare to net sales of $3.5 billion, operating income of $141.0 million and income of $46.4 million, or $0.70 per share, excluding the cumulative effect of a change in accounting for goodwill in 2002. Including the cumulative effect of last year’s change in accounting for goodwill, Lear reported a net loss of $252.1 million, or $3.80 per share in the first quarter of 2002.

(more)

     “The key to Lear’s success is our relentless focus on serving our customers and continuously improving the efficiency of our operations globally,” said Bob Rossiter, Lear Chairman and Chief Executive Officer.

     Rossiter added, “In the First Quarter, we improved the quality of our products and raised customer satisfaction levels. We also achieved record net sales, improved operating margins, increased earnings and generated strong cash flow.”

     Net sales were up 10% to $3.9 billion from the prior year’s first quarter. The net sales increase reflects the addition of new business globally and a stronger Euro. Operating income was up $20.9 million or 15% in the quarter, reflecting the profit contribution from new business and cost efficiencies.

     Net income per share in the quarter was $1.01 compared with $0.70 a year ago, excluding the change in accounting for goodwill. The improvement reflects higher operating earnings, favorable interest expense and a lower corporate tax rate. Free cash flow was $79.7 million for the quarter, resulting in lower debt levels. A reconciliation of free cash flow to net cash provided by operating activities is provided in the attached supplemental data page.

     Our customer focus and operating achievements continue to be recognized within the industry. Lear was named as a “Supplier of the Year” for 2002 by General Motors, and we received three World Excellence Awards from Ford Motor Company for superior performance in 2002. In addition, Fortune Magazine recognized Lear as America’s Most Admired Company in the Motor Vehicle Parts Industry. In the most recent Fortune 500 survey, Lear ranks #131 in net sales and as the 16th fastest growing company in the U.S. based on ten-year revenue growth.

Second-Quarter and Full-Year 2003 Outlook

     For the second quarter of 2003, the Company estimates net sales to be flat to up slightly from a year ago. This reflects the addition of new business globally and a stronger Euro, offset by lower vehicle production in North America (down 10%) and Western Europe (down 5%). We see net income per share in the range of $1.20 to $1.30. Capital spending is projected to be approximately $100 million, and free cash flow is expected to be around $75 million.

     For the full year, the Company anticipates net sales to be approximately $15.0 billion, compared with $14.4 billion in 2002. This increase reflects the expected addition of $900 million in new business globally and a stronger Euro (up 12% to 15%), offset in part by lower vehicle production in North America (down from 16.4 million units to a range of 15.7 to 15.9 million units) and lower vehicle production in Western Europe (down from 16.2 million units to a range of 15.7 to 15.9 million units). Based primarily on this updated industry production outlook, we see net income per share in the range of $4.85 to $5.25. Full-year capital spending is expected to be approximately $300 million, and free cash flow is expected to be in the range of $350 to $400 million.

     Lear Corporation, a Fortune 500 company headquartered in Southfield, Mich., USA, focuses on integrating complete automotive interiors, including seat systems, interior trim and electrical systems. With annual net sales of $14.4 billion in 2002, Lear is the world’s largest automotive interior systems supplier. The Company’s world-class products are designed, engineered and manufactured by 115,000 employees in more than 280 facilities located in 33 countries.

     Lear’s news releases and other information, including certain financial and statistical information presented during its periodic earnings conference calls, are available on the Company’s website at www.lear.com. Lear will webcast its live first quarter earnings conference call through its Investor Relations link at www.lear.com at 2:00 p.m. (Eastern) on April 16, 2003. In addition, one may access the conference call by dialing 1-800-789-4751 (domestic) or 1-706-679-3323 (international) with the access code number of 8525192. The audio replay will be available two hours following the call at 1-800-642-1687 (domestic) or 1-706-645-9291 (international) and will be available until May 1, 2003.

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which the Company operates, including changes in interest rates and fuel prices, fluctuations in the production of vehicles for which the Company is a supplier, labor disputes involving the Company or its significant customers or that otherwise affect the Company, the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, increases in warranty costs, risks associated with conducting business in foreign countries, fluctuations in currency exchange rates, adverse changes in economic conditions or political instability in the jurisdictions in which the Company operates, competitive conditions impacting the Company’s key customers, raw material cost and availability, unanticipated changes in free cash flow and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. These forward-looking statements are made as of the date hereof, and Lear does not assume any obligation to update them.

# # # # #

Lear Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited; in millions, except per share amounts)

	Three Months Ended

	March 29, 2003	March 30, 2002

Net sales	$3,898.7	$3,534.6
Cost of sales	3,590.1	3,262.0
Selling, general and administrative expenses	146.7	131.6
Interest expense	53.1	57.0
Other expense, net	11.8	14.2

Income before income taxes and cumulative effect of a change in accounting principle	97.0	69.8
Income taxes	29.1	23.4

Income before cumulative effect of a change in accounting principle	67.9	46.4
Cumulative effect of a change in accounting principle, net of tax	—	298.5 (a)

Net income (loss)	$67.9	$(252.1)

Basic income per share before cumulative effect of a change in accounting principle	$1.03	$0.72

Basic net income (loss) per share	$1.03	$(3.91)

Diluted income per share before cumulative effect of a change in accounting principle	$1.01	$0.70

Diluted net income (loss) per share	$1.01	$(3.80)

Weighted average number of shares outstanding — basic	65.8	64.5

Weighted average number of shares outstanding — diluted	67.4	66.3

(a)	On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” Under this statement, goodwill is no longer amortized but is subject to annual impairment analysis. The Company’s initial impairment analysis compared the fair values of each of its reporting units, based on discounted cash flow analyses, to the related net book values. As a result, the Company recorded impairment charges of $310.8 million ($298.5 million after-tax or $4.50 per diluted share) as of January 1, 2002. These charges are reflected as a cumulative effect of a change in accounting principle, net of tax in the consolidated statement of income for the three months ended March 30, 2002.

Lear Corporation and Subsidiaries
Consolidated Balance Sheets
(In millions)

	March 29, 2003	December 31, 2002

	(Unaudited)	(Audited)
ASSETS
Current:
Cash and cash equivalents	$89.9	$91.7
Accounts receivable	2,037.1	1,508.0
Inventories	490.4	489.7
Recoverable customer engineering and tooling	173.4	153.2
Other	245.0	265.1

	3,035.8	2,507.7

Long-Term:
PP&E, net	1,709.3	1,710.6
Goodwill, net	2,864.2	2,860.4
Other	408.6	404.3

	4,982.1	4,975.3

Total Assets	$8,017.9	$7,483.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current:
Short-term borrowings	$85.2	$37.3
Accounts payable and drafts	2,278.7	1,966.4
Accrued liabilities	1,203.4	1,037.6
Current portion of long-term debt	3.6	3.9

	3,570.9	3,045.2

Long-Term:
Long-term debt	2,060.0	2,132.8
Other	660.5	642.7

	2,720.5	2,775.5

Stockholders’ Equity	1,726.5	1,662.3

Total Liabilities and Stockholders’ Equity	$8,017.9	$7,483.0

Lear Corporation and Subsidiaries
Supplemental Data
(Unaudited; in millions, except content per vehicle data)

	Three Months Ended

	March 29, 2003	March 30, 2002

Net Sales
U.S. and Canada	$2,197.6	$2,108.4
Europe	1,331.3	1,096.3
Rest of World	369.8	329.9

Total	$3,898.7	$3,534.6

Operating Income	$161.9	$141.0

Content Per Vehicle*
North America	$594	$576
Western Europe	301	246
South America	67	92

Free Cash Flow **
Net cash provided by operating activities	$96.6	$168.9
Decrease (increase) in sold accounts receivable	53.4	(28.5)
Capital expenditures	(70.3)	(46.2)

Free cash flow	$79.7	$94.2

Depreciation	$74.4	$74.1

*	Content Per Vehicle for 2002 has been updated to reflect actual production levels.

**	Free cash flow represents operating cash flow before the net change in sold accounts receivable, less capital expenditures. Although free cash flow is not a measure of performance under accounting principles generally accepted in the United States (“GAAP”), the information is presented because management believes it provides useful information regarding the Company’s ability to service and repay its debt. Free cash flow should not be considered in isolation or as a substitute for net income, net cash provided by operating activities or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. In addition, free cash flow measures as determined by the Company may not be comparable to related or similar measures as reported by other companies.

# # # # #